                                                                    Exhibit 99.1

                                                                 [WACHOVIA LOGO]

News Announcement
                                                         Wachovia Corporation
                                                         Atlanta, GA  30383
                                                         Winston-Salem, NC 27150

           For Additional Information:
           Robert S. McCoy, Jr.
           Chief Financial Officer, 336-732-5926

           Marsha L. Smunt
           Investor Relations, 336-732-5788

           April 9, 2001

                        Bank One to Purchase Wachovia's $8 Billion
                              Consumer Credit Card Portfolio

                 CHICAGO AND WINSTON- SALEM, N.C. - Bank One Corporation (NYSE:
           ONE) has entered into a definitive agreement to purchase Wachovia Corporation's (NYSE: WB) $8 billion portfolio of consumer credit card receivables, the companies announced today. The portfolio includes
           2.8 million customer accounts. Terms were not announced.
                 The companies also entered into a long-term agent bank relationship under which Wachovia will offer its branded credit cards to retail customers, with servicing provided by First USA, Bank One's credit card subsidiary. First USA, the largest issuer of Visa credit cards, is a leader in partnership and agent bank marketing with 1,900 marketing partners, including many financial institutions.
                 The transaction meets the strategic goals of both companies. Bank One expects the transaction to be immediately accretive to earnings and that its capital ratios will remain strong. Bank One also expects that the transaction, when completely integrated, will add $100 million per year to Bank One's aftertax earnings, assuming current economic conditions.
                 "The purchase of this high-quality portfolio - in terms of both customers and credit - signals that we are growing our credit card business again and are dedicated to be one of the winners in this consolidating industry," said James Dimon, Bank One's chairman and chief executive officer. "We also are pleased to be partnering with highly respected Wachovia.
                 "We have strengthened our First USA management team, and our customer service, operational quality and customer satisfaction are strong," he said. "As a result, we can leverage our current infrastructure to serve the combined 55 million cardholders well - and more efficiently - while offering Wachovia customers additional card products and choices."
                                          (more)

                 Wachovia announced in February that it was exploring strategic alternatives for its credit card business. The company told investors in March that if a sale were to occur options for use of proceeds could include internal reinvestment, strategic acquisitions and share repurchases. Wachovia now expects to report a pretax gain of approximately $1.4 billion upon consummation of the transaction.
                  "We concluded that selling the portfolio will provide the best opportunity to maximize returns to shareholders. This course of action enables Wachovia to reinvest in areas more in line with our relationship strategy," said L.M. Baker Jr., Wachovia chairman and chief executive officer. "Based on Wachovia's extensive due diligence, we are confident that First USA will continue Wachovia's tradition of excellent customer service."
                 The transaction is expected to close in the second quarter and is subject to regulatory approval. Over the next several weeks, First USA will be reviewing its needs with respect to Wachovia Bank Card Services facilities and employees.
                 Adding the Wachovia portfolio to Bank One's credit card receivables at December 31, 2000, will result in a pro forma portfolio of about $75 billion. Bank One Corporation, the parent of First USA, has assets of more than $265 billion, making it the nation's fifth-largest bank holding company.
                Wachovia Corporation, with dual headquarters in Atlanta and Winston-Salem, N.C., is a leading financial holding company serving regional, national and international markets. As of December 31, 2000, Wachovia had assets of $74 billion. Wachovia Bank, N.A., the principal subsidiary, has more than 650 offices and 1,350 ATMs primarily in Florida, Georgia, North Carolina, South Carolina and Virginia. Wachovia Bank Card Services, the credit card subsidiary, is headquartered in Atlanta.
                                            ###
                This news release contains forward-looking statements regarding
            Wachovia Corporation and Bank One Corporation. All forward-looking statements involve risk and uncertainty, and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in Wachovia's filings with the Securities and Exchange Commission and Bank One's Form 10-K for the year ended December 31, 2000.


           Bank One Conference Call and Webcast

           Bank One and First USA executives will host a conference call discussing today's announcement at 10 a.m. Eastern today. To participate, phone 800-967-7141 (domestic) or 719-457-2630
           (international); the access code is 616289. The conference call will be available on the Internet at www.bankone.com. The conference call audio will also be Webcast at this location. A playback of this conference call will be available after 12:30 p.m. Eastern today through Friday, April 20, by calling 888-203-1112 (domestic) or 719-457-0820 (international); the access code is 616289.